Exhibit 99.1

IMMEDIATE

Dana Holding Corporation Announces First-Quarter 2016

Financial Results, Significant New Business Growth

Highlights

•	Sales of $1.45 billion

•	Net income attributable to Dana of $45 million

•	Diluted adjusted EPS of $0.34

•	Adjusted EBITDA of $148 million, providing a margin of 10.2 percent

•	Significant new business wins

•	Affirmed key financial guidance; adjusts capital spending and free cash flow as a result of new business wins

•	Acquisition of Magnum Gaskets® completed

•	Repurchase of $28 million of common stock; 70 million shares repurchased or redeemed since program inception

MAUMEE, Ohio, Apr. 21, 2016 – Dana Holding Corporation (NYSE: DAN) today announced financial results for the first quarter of 2016.

Sales totaled $1.45 billion, compared with $1.61 billion in 2015. Foreign-currency translation lowered sales by $72 million. Currency-adjusted sales were lower in 2016, reflecting weaker market demand in the commercial-vehicle and off-highway segments. Dana’s Light Vehicle Driveline and Power Technologies business units posted combined currency-adjusted sales growth of $28 million, or 3 percent higher than a year ago, driven by higher light-vehicle end-market demand in North America and Europe, as well as new business gains.

Net income attributable to Dana for the first quarter of 2016 was $45 million, compared with $63 million a year ago, with lower adjusted EBITDA partially offset by lower tax expense and income relating to non-controlling interests. Adjusted EBITDA for the first quarter of 2016 was $148 million, compared with $176 million in 2015. Weaker international currencies accounted for $10 million of this decrease, with the remaining $18 million decline resulting primarily from weaker commercial-vehicle and off-highway market demand. This was tempered by higher demand in the light-vehicle market.

Diluted adjusted earnings per share in the first quarter of 2016 were $0.34, compared with $0.50 in the same period last year. Lower earnings were partially offset by the benefit of a lower share count.

Free cash flow for the quarter was a use of $98 million, an increased use of $16 million when compared with 2015. Lower earnings, higher cash taxes, and increased capital spending was partially offset by lower working capital requirements.

Significant New Business Wins

Dana continues to win new business and grow its sales backlog. Dana has secured driveline content on an all-new truck and SUV program with a global OEM that will be incremental to its backlog beginning in 2019. The company also expects that strong demand for the next-generation Jeep® Wrangler will benefit the sales backlog beginning in late 2018. These two programs are expected to generate an additional $1.5 billion in sales over the life of both programs.

“I am especially pleased by the focus, energy, and commitment that our team members place upon customer satisfaction,” said James Kamsickas, president and CEO. “This recent new business win and expected strong demand for the Jeep Wrangler, combined with the new business for the disconnecting all-wheel-drive platform that we announced earlier this year, are a result of our commitment to providing advanced technologies and meeting the needs of our customers. As we maintain this direction, we look to further grow our sales backlog through new and expanded customer programs, thus creating long-term profitable growth.”

Business Unit Performance

Light Vehicle Driveline Technologies

Sales were $613 million in the first quarter of 2016, compared with $637 million in 2015. Stronger light-truck production in North America and Asia, along with incremental new business, increased sales by $12 million, providing an organic growth rate of 2 percent. The effects of weaker foreign currencies lowered sales by $36 million.

Segment EBITDA was $58 million, $6 million lower than the first quarter of 2015, providing margin of 9.5 percent. Higher end-market demand and new customer programs partially offset the impacts of currency headwinds and increased engineering and development costs.

Commercial Vehicle Driveline Technologies

Sales were $333 million for 2016, compared with $433 million in 2015. Lower volumes reduced sales by $79 million, primarily due to higher share with a key customer in the first half of last year, weaker Class 8 production in North America this year, and weaker demand in Brazil, where medium- and heavy-truck production was down 35 percent from first-quarter 2015. Foreign currency – principally a weaker Brazilian real – lowered sales by an additional $20 million.

The commercial-vehicle segment EBITDA for the first quarter was $26 million, $9 million lower than 2015, resulting in a margin of 7.8 percent. Segment earnings were adversely impacted by $14 million from lower sales levels and by $3 from weaker international currencies. Segment EBITDA in 2016 improved by $8 million, primarily from cost savings associated with the supplier-transition initiative completed in 2015 and the elimination of premium freight costs incurred in last year’s first quarter.

Off-Highway Driveline Technologies

Sales were $241 million in the first quarter of 2016, lower by $43 million compared with 2015. Foreign currency effects, principally a weaker euro, lowered sales by $8 million. The remaining decrease of $35 million was attributable primarily to lower global end-market demand.

Segment EBITDA was $32 million, compared with $39 million a year ago, providing a 13.3 percent margin. Unfavorable foreign currency effects and lower end-market demand of $2 million and $8 million, respectively, was partially offset by improved cost performance of $3 million.

Power Technologies

Sales were $262 million, compared with $254 million in 2015. A stronger light-vehicle engine build in North America and Europe provided a benefit of $20 million that was partially offset by foreign currency effects of $8 million and lower pricing and material cost recoveries of $4 million.

Segment EBITDA was $35 million, a decrease of $3 million from the first quarter of 2015, yielding a 13.4 percent margin. Unfavorable foreign currency effects and cost performance of $7 million were partially offset by a $4 million benefit from increased sales volume.

“We are off to a good start toward achieving our objectives this year. Our Light Vehicle Driveline and Power Technologies businesses grew organically by 3 percent. First-quarter demand was lower, as expected, in the commercial- and off-highway vehicle markets, but both groups flexed their businesses accordingly,” said Mr. Kamsickas. “Our Commercial Vehicle Driveline business has stabilized and continues to improve, leading to enhanced margins from last year’s fourth quarter. While a few of our end markets will remain challenging this year, we are taking action to improve operational efficiencies.”

2016 Full-Year Financial Targets

The new program wins achieved in this year’s first quarter will require additional capital investment during the remainder of the year. Dana has affirmed key financial guidance and has adjusted capital spending and free cash flow targets to reflect this success:

•	Sales of $5.8 to 6.0 billion;

•	Adjusted EBITDA of $640 to $670 million;

•	Adjusted EBITDA as a percent of sales of 11.0 to 11.2 percent;

•	Diluted adjusted EPS of approximately $1.65 to $1.75 (excluding the impact of share repurchases after March 31, 2016);

•	Capital spending of $320 to $340 million; and

•	Free cash flow of $120 to $140 million.

Other New Business Wins

Dana announced last week at Bauma 2016 in Munich, Germany, that Sany Group has selected Spicer® drivetrain components for the new, high-performance Sany SW405K 18.5-tonne wheel loader designed for end users in Europe and North America. Available commercially later this year, the Sany SW405K wheel loader features both Dana’s powershift transmission and rigid planetary axles.

The company also secured major new business in the commercial vehicle market, including a full product line of steer axle modules, drive axle modules, and driveshafts for the 2018 Isuzu FTR, an all-new entry in the Class 6 medium-duty truck segment.

In addition, Dana secured 100 percent of the drive axle housing business on a new truck and bus program for a prominent, global customer in South America and will also be supplying front and rear axles for two major truck platforms with another major customer in this region.

In Asia, Dana will be supplying rear axles on four new trucks for a major Indian original-equipment manufacturer beginning in 2018.

The Power Technologies group also won new business in the North American, European, and Asian markets, including China where it will be supplying transmission plates to Volkswagen.

Company completed acquisition of Magnum Gaskets®

Dana announced in February that it completed the acquisition of Magnum Gaskets,®, a U.S.-based supplier of aftermarket gaskets and sealing products for light- and commercial-vehicle applications. The Magnum Gaskets® brand will enhance Dana’s sealing product offerings and complement the company’s Victor Reinz® and Glaser® global sealing brands.

Share Repurchase Program

During the first quarter of 2016, the company completed $28 million of share repurchases, and since inception of the program in late 2012, the company has repurchased or redeemed the equivalent of 70 million common shares, returning over $1.4 billion to shareholders. The remaining availability under its current authorization is $272 million.

Dana to Host Conference Call at 9 a.m. Today

Dana will discuss its first-quarter results in a conference call at 9 a.m. EDT today. Participants may listen to the conference call via audio streaming online or telephone. Slide viewing is available via Dana’s investor website: www.dana.com/investors. U.S. and Canadian locations should dial 1-888-311-4590 and international locations should call 1-706-758-0054. Please enter conference I.D. 84626777 and ask for the “Dana Holding Corporation Financial Webcast and Conference Call.” Phone registration will be available starting at 8:30 a.m.

An audio recording of the webcast will be available after 5 p.m. today by dialing 1-855-859-2056 (U.S. or Canada) or 1-404-537-3406 (international) and entering conference I.D. 84626777. A webcast replay will be available after 5 p.m. today, and may be accessed via Dana’s investor website.

Non-GAAP Financial Information

This release refers to adjusted EBITDA, a non-GAAP financial measure, which we have defined as net income before interest, taxes, depreciation, amortization, equity grant expense, restructuring expense and other adjustments not related to our core operations (gain/loss on debt extinguishment, pension settlements or divestitures, impairment, etc.). Adjusted EBITDA is a primary driver of cash flows from operations and a measure of our ability to maintain and continue to invest in our operations and provide shareholder returns. Adjusted EBITDA should not be considered a substitute for income (loss) before income taxes, net income (loss) or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Diluted adjusted EPS is a non-GAAP financial measure, which we have defined as adjusted net income divided by adjusted diluted shares. We define adjusted net income as net income (loss) attributable to the parent company, excluding any nonrecurring income tax items, restructuring and impairment expense, amortization expense and other adjustments not related to our core operations (as used in adjusted EBITDA), net of any associated income tax effects. We define adjusted diluted shares as diluted shares as determined in accordance with GAAP based on adjusted net income. This measure is considered useful for purposes of providing investors, analysts and other interested parties with an indicator of ongoing financial performance that provides enhanced comparability to EPS reported by other companies. Diluted adjusted EPS is neither intended to represent nor be an alternative measure to diluted EPS reported under GAAP.

Free cash flow is a non-GAAP financial measure, which we have defined as cash provided by (used in) operating activities, less purchases of property, plant and equipment. We believe this measure is useful to investors in evaluating the operational cash flow of the company inclusive of the spending required to maintain the operations. Free cash flow is neither intended to represent nor be an alternative to the measure of net cash provided by (used in) operating activities reported under GAAP. Free cash flow may not be comparable to similarly titled measures reported by other companies.

Please reference the “Non-GAAP financial information” accompanying our quarterly earnings conference call presentations on our website at www.dana.com/investors for our GAAP results and the reconciliations of these measures, where used, to the comparable GAAP measures.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Holding Corporation

Dana is a global leader in the supply of highly engineered driveline, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs approximately 23,000 people in 25 countries on six continents. In 2015, Dana generated sales of $6.06 billion. For more information, please visit dana.com.

###

Media Contact:	Jeff Cole
+1-419-887-3535
jeff.cole@dana.com

Investor Contact:	Craig Barber
+1-419-887-5166
craig.barber@dana.com

DANA HOLDING CORPORATION

Consolidated Statement of Operations (Unaudited)

For the Three Months Ended March 31, 2016 and 2015

	Three Months Ended
(In millions except per share amounts)	March 31,
	2016	2015
Net sales	$1,449	$1,608
Costs and expenses
Cost of sales	1,250	1,380
Selling, general and administrative expenses	98	100
Amortization of intangibles	2	5
Restructuring charges, net	1	1
Loss on extinguishment of debt		(2)
Other income, net	1	12

Income before interest expense and income taxes	99	132
Interest expense	27	28

Income before income taxes	72	104
Income tax expense	24	31
Equity in earnings of affiliates		1

Net income	48	74
Less: Noncontrolling interests net income	3	11

Net income attributable to the parent company	$45	$63

Net income per share attributable to the parent company
Basic	$0.30	$0.38
Diluted	$0.30	$0.38
Weighted-average shares outstanding - Basic	149.4	164.7
Weighted-average shares outstanding - Diluted	149.9	166.0
Cash dividends declared per share	$0.06	$0.05

DANA HOLDING CORPORATION

Consolidated Statement of Comprehensive Income (Unaudited)

For the Three Months Ended March 31, 2016 and 2015

	Three Months Ended
(In millions)	March 31,
	2016	2015
Net income	$48	$74
Less: Noncontrolling interests net income	3	11

Net income attributable to the parent company	45	63

Other comprehensive income (loss) attributable to the parent company, net of tax:
Currency translation adjustments	29	(99)
Hedging gains and losses	3	(1)
Investment and other gains and losses	2	1
Defined benefit plans	7	16

Other comprehensive income (loss) attributable to the parent company	41	(83)

Other comprehensive income (loss) attributable to noncontrolling interests, net of tax:
Currency translation adjustments	1
Defined benefit plans		1

Other comprehensive income attributable to noncontrolling interests	1	1

Total comprehensive income (loss) attributable to the parent company	86	(20)
Total comprehensive income attributable to noncontrolling interests	4	12

Total comprehensive income (loss)	$90	$(8)

DANA HOLDING CORPORATION

Consolidated Balance Sheet (Unaudited)

As of March 31, 2016 and December 31, 2015

(In millions except share and per share amounts)	March 31,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$669	$791
Marketable securities	164	162
Accounts receivable
Trade, less allowance for doubtful accounts of $5 in 2016 and 2015	804	673
Other	133	115
Inventories	670	625
Other current assets	123	108

Total current assets	2,563	2,474
Goodwill	91	80
Intangibles	112	102
Other noncurrent assets	342	353
Investments in affiliates	150	150
Property, plant and equipment, net	1,210	1,167

Total assets	$4,468	$4,326

Liabilities and equity
Current liabilities
Notes payable, including current portion of long-term debt	$27	$22
Accounts payable	795	712
Accrued payroll and employee benefits	130	145
Taxes on income	19	19
Other accrued liabilities	181	193

Total current liabilities	1,152	1,091
Long-term debt, less debt issuance costs of $21 in 2016 and 2015	1,574	1,553
Pension and postretirement obligations	523	521
Other noncurrent liabilities	335	330

Total liabilities	3,584	3,495

Commitments and contingencies
Parent company stockholders’ equity
Preferred stock, 50,000,000 shares authorized, $0.01 par value, no shares outstanding	—	—
Common stock, 450,000,000 shares authorized, $0.01 par value, 148,074,536 and 150,068,040 shares outstanding	2	2
Additional paid-in capital	2,313	2,311
Accumulated deficit	(374)	(410)
Treasury stock, at cost (2,412,087 and 23,963 shares)	(30)	(1)
Accumulated other comprehensive loss	(1,133)	(1,174)

Total parent company stockholders’ equity	778	728
Noncontrolling equity	106	103

Total equity	884	831

Total liabilities and equity	$4,468	$4,326

DANA HOLDING CORPORATION

Consolidated Statement of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2016 and 2015

	Three Months Ended
(In millions)	March 31,
	2016	2015
Operating activities
Net income	$48	$74
Depreciation	41	39
Amortization of intangibles	2	6
Amortization of deferred financing charges	1	1
Call premium on senior notes		2
Earnings of affiliates, net of dividends received	2	1
Stock compensation expense	2	3
Deferred income taxes	4	5
Pension contributions, net	(7)	(5)
Change in working capital	(128)	(141)
Other, net	8	(5)

Net cash used in operating activities (1)	(27)	(20)

Investing activities
Purchases of property, plant and equipment (1)	(71)	(62)
Acquisition of business	(18)
Purchases of marketable securities	(12)	(11)
Proceeds from sales of marketable securities	3	10
Proceeds from maturities of marketable securities	8	6
Other	(2)	(2)

Net cash used in investing activities	(92)	(59)

Financing activities
Net change in short-term debt	11	6
Repayment of letters of credit		(4)
Proceeds from long-term debt	32	18
Repayment of long-term debt	(24)	(56)
Call premium on senior notes		(2)
Dividends paid to common stockholders	(9)
Distributions paid to noncontrolling interests	(1)	(1)
Repurchases of common stock	(28)	(63)
Other	(1)	(2)

Net cash used in financing activities	(20)	(104)

Net decrease in cash and cash equivalents	(139)	(183)
Cash and cash equivalents - beginning of period	791	1,121
Effect of exchange rate changes on cash balances	17	(53)

Cash and cash equivalents - end of period	$669	$885

(1)	Free cash flow of ($98) in 2016 and ($82) in 2015 is net cash provided by (used in) operating activities less purchases of property, plant and equipment.

DANA HOLDING CORPORATION

Segment Sales & Segment EBITDA (Unaudited)

For the Three Months Ended March 31, 2016 and 2015

	Three Months Ended
(In millions)	March 31,
	2016	2015
Sales
Light Vehicle	$613	$637
Commercial Vehicle	333	433
Off-Highway	241	284
Power Technologies	262	254

Total Sales	$1,449	$1,608

Segment EBITDA
Light Vehicle	$58	$64
Commercial Vehicle	26	35
Off-Highway	32	39
Power Technologies	35	38

Total Segment EBITDA	151	176
Corporate expense and other items, net	(3)	—

Adjusted EBITDA	$148	$176

DANA HOLDING CORPORATION

Reconciliation of Segment and Adjusted EBITDA

to Net Income (Unaudited)

For the Three Months Ended March 31, 2016 and 2015

	Three Months Ended
(In millions)	March 31,
	2016	2015
Segment EBITDA	$151	$176
Corporate expense and other items, net	(3)

Adjusted EBITDA	148	176
Depreciation	(41)	(39)
Amortization of intangibles	(2)	(6)
Restructuring	(1)	(1)
Stock compensation expense	(2)	(3)
Strategic transaction expenses	(2)	(1)
Other items	(4)
Distressed supplier costs	(1)
Amounts attributable to previously divested/closed operations	1
Gain on derecognition of noncontrolling interest		5
Loss on extinguishment of debt		(2)
Interest expense, net	(24)	(25)

Income before income taxes	72	104
Income tax expense	24	31
Equity in earnings of affiliates		1

Net income	$48	$74

DANA HOLDING CORPORATION

Diluted Adjusted EPS (Unaudited)

For the Three Months Ended March 31, 2016 and 2015

(In millions except per share amounts)
	Three Months Ended
	March 31,
	2016	2015
Net income attributable to parent company	$45	$63
Restructuring charges (1)	1	1
Amortization of intangibles (1)	2	4
Non-recurring items (1):
Noncontrolling interests adjustment		4
Loss on extinguishment of debt		2
Nonrecurring tax expense	3	8
Other items		1

Adjusted net income	$51	$83

Diluted shares - as reported	150	166

Adjusted diluted shares	150	166

Diluted adjusted EPS	$0.34	$0.50

(1)	Amounts are net of associated tax effect.